EXHIBIT 5

                               HUNTON & WILLIAMS
                              951 East Byrd Street
                               Richmond, VA 23219






                                                          File No.: 27789.000259
                                                     Direct Dial: (804) 788-8267

                                  May 20, 1998




Board of Directors
United Dominion Realty Trust, Inc.
10 South Sixth Street
Richmond, Virginia  23219

                       Registration Statement on Form S-3
                        1,528,089 Shares of Common Stock

Gentlemen:

         We are acting as counsel for United Dominion Realty Trust, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 1,528,089 shares of Common Stock, $1 par value, of the Company (the "Offered Shares"). The Offered Shares are described in the Registration Statement on Form S-3 of the Company (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on May 21, 1998. In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

         We are of the opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia.

         2.  When  the   Offered   Shares   have  been  issued  to  the  Selling
Stockholders, as described in the Registration Statement, the Offered Shares will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus included therein.

                                            Very truly yours,

                                            HUNTON & WILLIAMS